Exhibit 3.1
CERTIFICATE OF LIMITED PARTNERSHIP
OF
THE CARLYLE GROUP L.P.
          The undersigned, desiring to form a limited partnership under Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101, et seq. (the “Act”) hereby certifies as follows:
          1. Name. The name of the limited partnership formed hereby is The Carlyle Group L.P. (the “Partnership”).
          2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
          3. Registered Agent. The name and address of the registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
          4. General Partner. The name and the mailing address of the sole general partner of the Partnership is:
Carlyle Group Management L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004
          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership on July 18, 2011 and submits it for filing in accordance with the Act.

CARLYLE GROUP MANAGEMENT L.L.C., as general partner
By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Authorized Signatory